Exhibit 3.117

State of California

OFFICE OF THE SECRETARY OF STATE

A445484

I, TONY MILLER, Acting Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the record of file in this office, of which it purports to be a copy, and that same is full, true and correct.

THE GREAT SEAL OF THE STATE OF CALIFORNIA
EUREKA

IN WITNESS WHEREOF,
I execute this certificate and
affix the Great Seal of the
State of California

APR 1 9 1994

Tony Miller

Acting Secretary of State

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
     ROBERT J. GROUX and WILLIAM G. GROUX hereby certify that:
     1. They are the President and the Secretary, respectively, of GROUX DISTRIBUTION, INC., a California corporation (the “Corporation”).
     2. Article I of the Articles of Incorporation of this Corporation is hereby amended to read as follows:
“I
     The name of this corporation is GROUX BEVERAGE CORPORATION.”
     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.
     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 18,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.
Dated: As of March 22, 1994
/s/ Robert J. Groux
Robert J. Groux, President
/s/ William G. Groux
William G. Groux, Secretary